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As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PepsiAmericas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-6167838
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(612) 661-3883

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

G. Michael Durkin, Jr.
Senior Vice President and
Chief Financial Officer
PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(612) 661-3884
(Name, address, including zip code, and telephone number, including area code, of agent for service)	Copies to:
Brian D. Wenger, Esq.
Christopher C. Cleveland, Esq.
Brett D. Anderson, Esq.
Briggs and Morgan,
Professional Association
2200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
(612) 977-8400 (phone)
(612) 977-8650 (fax)	Copies to: Richard E. Robbins, Esq. Kristen M. Benson, Esq. Sidley Austin Brown & Wood LLP Bank One Plaza 10 South Dearborn Street Chicago, Illinois 60603 (312) 853-7000 (phone) (312) 853-7036 (fax)

Approximate date of commencement of proposed sale to the public:
At various times after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Debt Securities	$1,000,000,000	100%	$1,000,000,000	$80,900

(1)
Plus an additional principal amount of Debt Securities issued with an original issue discount such that the aggregate initial public offering price of all Debt Securities will not exceed $1,000,000,000 (the initial public offering price of any Debt Securities issued for any foreign currency or currency units shall be the U.S. dollar equivalent thereof).

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

$1,000,000,000

PepsiAmericas, Inc.

Debt Securities

        The amount of the debt securities we intend to issue under this prospectus will not exceed a total of U.S. $1,000,000,000 or the equivalent amount if denominated in foreign countries.

        We will provide the specific terms of the particular debt securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

        THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                  , 2003.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
PEPSIAMERICAS, INC.	2
WHERE YOU CAN FIND MORE INFORMATION	3
RATIOS OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	4
DESCRIPTION OF THE DEBT SECURITIES	5
PLAN OF DISTRIBUTION	11
LEGAL MATTERS	11
EXPERTS	11

ABOUT THIS PROSPECTUS

        In this prospectus, PepsiAmericas, Inc. may be referred to as "PepsiAmericas," "our," "we" or "us." This prospectus is part of a registration statement that we filed with the SEC utilizing the shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We are not making an offer of the debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

PEPSIAMERICAS, INC.

        We manufacture, distribute and market a broad portfolio of primarily Pepsi-Cola and Cadbury brands in the United States, Central Europe and the Caribbean.

        We account for approximately 19 percent of all Pepsi-Cola beverage products sold in the U.S. We serve a significant portion of an 18 state region, primarily in the Midwest. Outside the U.S., we serve Central European and Caribbean markets, including Poland, Hungary, the Czech Republic, Republic of Slovakia, Puerto Rico, Jamaica, Barbados, the Bahamas, and Trinidad and Tobago. We serve areas with a total population of more than 117 million people.

        We sell a variety of brands that we bottle under licenses from PepsiCo or PepsiCo joint ventures, which accounted for approximately 91 percent of our total volume in 2002. In some territories, we manufacture, package, sell and distribute products under brands licensed by companies other than PepsiCo, and in some territories we distribute our own brands, such as the Toma brands in Central Europe.

        Our primary distribution channels for the retail sale of our products are supermarkets, mass merchandisers, vending machines, convenience stores, gas stations, fountain channels, such as restaurants or cafeterias, and other channels, such as small grocery stores, drug stores and educational institutions. Our fastest growing channels have been mass merchandisers and supermarkets.

        We deliver our products through these channels using primarily a direct-to-store delivery system. In our exclusive territories, we are responsible for selling products, providing timely service to our existing customers and identifying and obtaining new customers. We are also responsible for local advertising and marketing, as well as the execution in our territories of national and regional selling programs instituted by brand owners. The bottling business is capital intensive. Manufacturing operations require specialized high-speed equipment, and distribution requires extensive placement of fountain equipment and cold drink vending machines and coolers, as well as investment in trucks and warehouse facilities.

        Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the debt securities. This prospectus is part of the registration statement, but does not contain all of the information, exhibits and undertakings set forth in the registration statement. For further information, please refer to the registration statement, which may be read and copied in the manner and at the sources described above.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we or any underwriters sell all of the debt securities covered by this registration statement:

  •
  Annual Report on Form 10-K for the fiscal year ended December 28, 2002;

  •
  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2003 and June 28, 2003; and

  •
  Current Report on Form 8-K filed on February 27, 2003.

        We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents. Please direct written requests to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations. Please direct telephone requests to Investor Relations at (612) 661-3883.

        You should only rely on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with additional or different information.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	First Half		Fiscal Years
	2003(1)	2002	2002(2)	2001(3)	2000(4)	1999(5)	1998(6)
Ratio of earnings to fixed charges	2.9x	4.1x	3.5x	2.7x	2.5x	2.0x	4.0x

(1)
In the first half of 2003, we recorded special charges of $7.4 million. In addition, we recorded a $12.4 million gain related to a favorable tax settlement that arose from the 1990 termination of our Employee Stock Option Plan, an $8.8 million loss related to the early extinguishment of debt, additional tax accruals of $4.3 million, and an additional $2.1 million related to the sale of a parcel of land.

(2)
We recorded special charges totaling $2.6 million in 2002. In addition, we recorded a $3.5 million gain on the sale of a parcel of land related to our non-operating entities.

(3)
In the fourth quarter of 2001, we recorded special charges totaling $9.2 million. Additionally, we recorded a gain on pension curtailment of $8.9 million in the first quarter of 2001, as well as a special charge of $4.6 million.

(4)
We recorded a special charge of $21.7 million during 2000.

(5)
We recorded special charges of $27.9 million during 1999, as well as a $56.3 million pretax charge to reduce the book value of non-operating real estate. In addition, we recorded a $13.3 million pretax gain on the sale of operations in Marion, Virginia; Princeton, West Virginia; and the St. Petersburg area of Russia.

(6)
Intercompany interest income from Hussmann and Midas was $1.6 million in 1998. Although the operations of Hussmann and Midas have been discontinued, this amount is included above in income from continuing operations before taxes.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including the repayment of existing indebtedness.

DESCRIPTION OF THE DEBT SECURITIES

        We will issue the debt securities under an Indenture dated as of August 15, 2003 between us and Wells Fargo Bank Minnesota, National Association, as trustee. We have summarized selected provisions of the Indenture below. The summary set forth below is not complete and is qualified in its entirety by reference to the Indenture. It does not describe certain exceptions and qualifications contained in the Indenture or the debt securities. If you would like more information on the provisions of the Indenture, you should review the Indenture, which is an exhibit to the registration statement relating to the debt securities.

        References to article and section numbers of the Indenture are included in the summary so that you can easily locate the provisions being summarized.

General

        The debt securities will be our unsecured, senior debt obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of the debt securities that we may issue and permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series will be determined in accordance with a resolution of our board of directors or in a supplement to the Indenture relating to that series.

        A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. (Section 2.01) These terms will include some or all of the following:

  •
  the title of the series of debt securities;

  •
  the total principal amount;

  •
  the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

  •
  the date or dates of maturity;

  •
  whether the series can be redeemed by us or the holder;

  •
  whether there will be a sinking fund;

  •
  the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

  •
  the denominations in which the debt securities will be issuable if other than denominations of $1,000 if registered and $5,000 if unregistered;

  •
  the form used to evidence ownership of the debt securities;

  •
  whether the debt securities are convertible;

  •
  the manner of payment of principal and interest;

  •
  additional offices or agencies for registration of transfer and exchange and for payment of principal, premium, if any, and interest;

  •
  whether the debt securities will be registered or unregistered, and the circumstances, if any, upon which the debt securities may be exchanged for debt securities issued in a different form;

  •
  if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of principal, premium, if any, and interest will be made and the circumstances, if any, when the currency of payment may be changed;

  •
  if we or a holder have the right to elect that the payments of principal, premium, if any, or interest are to be made in a currency or composite currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made and how the exchange rate between the currency or composite currency in which those debt securities are denominated or stated to be payable and the currency in which the debt securities are elected to be paid pursuant to that election will be determined;

  •
  if payments of principal, premium, if any, or interest may be determined with reference to one or more securities issued by us or another company, any currency or other index, how those amounts shall be determined;

  •
  whether defeasance and discharge provisions will apply; and

  •
  any other terms consistent with the Indenture.

        Each series of debt securities will be a new issue with no established trading market. Accordingly, we cannot assure you that there will be a liquid trading market for the debt securities. We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held, resold, canceled or used to satisfy any sinking fund or redemption requirements.

        Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in the applicable prospectus supplement.

        The debt securities may be denominated in United States dollars, or in any other currency or currency unit. If any of the debt securities are denominated in any foreign currency or currency unit or if principal, premium, if any, and interest on any of the debt securities are payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of debt securities and that foreign currency or currency unit will be set forth in the prospectus supplement relating to those debt securities.

Form and Exchange of the Debt Securities

        All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities. A debt security in global form will be deposited with, or on behalf of, a depository, which will be named in the applicable prospectus supplement. A global debt security may not be transferred, except as a whole, among the depository for that debt security and its nominees or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of any of those global debt securities may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal and interest on those global debt securities and the specific terms of the depository arrangement with respect to those global debt securities.

        Unless otherwise indicated in a prospectus supplement, principal, premium, if any, and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in Minneapolis, Minnesota, provided that at our option, payment of interest on registered debt securities may be made by check or by wire transfer. (Sections 4.01 and 4.02) No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 2.06)

Certain Restrictions on PepsiAmericas, Inc.

        The restrictions summarized in this section will apply to all debt securities unless a prospectus supplement indicates otherwise. Certain capitalized terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

        Limitations on Liens.    If we or one of our Restricted Subsidiaries incur debt secured by a mortgage, security interest, lien, pledge or other encumbrance on a Principal Property, or on any shares of capital stock or indebtedness of any Restricted Subsidiary (whether that Principal Property, shares of stock or indebtedness are now owned or hereafter acquired), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt. (Section 4.07).

        The Indenture permits us and our Restricted Subsidiaries to create certain liens without securing the debt securities. (Section 4.05) Among the permitted liens are:

  •
  liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

  •
  liens existing at the time of acquisition of the affected property or purchase money liens incurred within 365 days after acquisition of the property;

  •
  liens to secure the cost of construction of new plants or facilities, incurred within 365 days of completion of construction;

  •
  liens which secure indebtedness owing by a Restricted Subsidiary to us or another Restricted Subsidiary;

  •
  liens existing prior to the issuance of the debt securities;

  •
  liens in connection with the issuance of certain pollution control or industrial revenue bonds or similar financings;

  •
  certain statutory liens or similar liens arising in the ordinary course of business;

  •
  certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with workers' compensation or similar legislation;

  •
  liens existing on property acquired by us or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

  •
  liens for certain judgments and awards;

  •
  liens for certain taxes, assessments, governmental charges or other liens of a similar nature, which do not materially impair the use of the property in the operation of our or any of our Restricted Subsidiaries' business or the value of the property for the purposes of that business; and

  •
  certain extensions, renewals or replacements of any liens referred to above.

        Limitations on Sale and Lease-Back Transactions.    We and our Restricted Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of the facility (except for temporary leases of a term, including renewals, not exceeding five years) unless either:

  •
  we or the Restricted Subsidiary would be entitled (under Section 4.05) to incur debt secured by a lien on the property to be leased without equally and ratably securing the debt securities;

  •
  within 365 days after the effective date of the transaction, we apply to the voluntary retirement of our funded debt an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction; or

  •
  within 365 days after the effective date of the transaction, we apply to the purchase, acquisition or construction of property or other assets used in our business or the business of any Restricted Subsidiary an amount equal to the greater of (1) the net proceeds of the sale of the property leased in the transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of the transaction. (Section 4.06)

        Exempted Indebtedness.    Notwithstanding the limitations on liens and sale and lease-back transactions described above, we and our Restricted Subsidiaries may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of those transactions, if the sum of the principal amount of all of the secured indebtedness and the aggregate value of all of those sale and lease-back transactions does not at any such time exceed 15% of our consolidated total assets as shown in the audited consolidated balance sheet contained in our latest annual report to shareholders. (Section 4.07).

        Merger, Consolidation and Sale of Assets.    We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

  •
  we survive the merger or consolidation or the surviving or successor corporation is a United States corporation which assumes all of our obligations under the debt securities and under the Indenture; and

  •
  after giving effect to the merger, consolidation, sale, lease or transfer, no Event of Default (as described below) under the Indenture and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 11.01)

        If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the Indenture, we will be discharged from all obligations under the Indenture and the debt securities. (Section 11.02)

        Unless otherwise described in a prospectus supplement, the debt securities will not contain any covenants or provisions which may protect you in the event of a highly leveraged transaction involving us. Accordingly, we could enter into transactions in the future that could increase the amount of debt outstanding at that time or otherwise affect our capital structure or credit rating.

        Certain Definitions.    The terms summarized below are defined in the Indenture:

        "Consolidated Net Worth" means the excess of our consolidated assets over liabilities, plus any shares of stock of any class of a Subsidiary (other than directors' qualifying shares) that are not owned by us or one of our Subsidiaries, as determined from time to time in accordance with accounting principles generally accepted in the United States consistently applied. (Section 6.01)

        "Government Obligations" with respect to any series of debt securities means direct noncallable obligations of the government that issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by that government and which, in either case, are full faith and credit obligations of that government. (Article One)

        "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Worth, other than manufacturing plants and warehouses which, in the opinion of our board of directors, are not of material importance to the business conducted by us and our Restricted Subsidiaries, taken as a whole. (Article One)

        "Restricted Subsidiary" means any of our Subsidiaries which (1) owns or leases a Principal Property and (2) is incorporated under the laws of any state in the United States or has substantially all of its property located within the United States or carries on substantially all of its business within the United States. (Article One)

        "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation (whether or not any other class of securities has or might have voting power by reason of the occurrence of a contingency) is at the time owned or controlled, directly or indirectly, by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries. (Article One)

Satisfaction and Discharge of the Indenture

        If provision is made pursuant to the Indenture for the defeasance of a series of debt securities, we, at our option (unless otherwise provided in a prospectus supplement), with regard to that series of debt securities:

          (1)   will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost, destroyed or mutilated debt securities of that series, to maintain paying agencies and to hold monies for payment in trust); or

          (2)   may omit to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets,"

if we deposit with the trustee, in trust, money or Government Obligations which will provide sufficient funds to pay the principal of (and premium, if any) and interest on the debt securities of that series on the dates those payments are due.

        To exercise either of the above options, we must deliver to the trustee an opinion of counsel of recognized national standing to the effect that holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that deposit, satisfaction and discharge, or defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred. (Sections 12.02(a) and (b)) Even if we successfully exercise the option described above in clause (2), however, our obligations under the Indenture and the debt securities of that series (other than the covenants referred to in clause (2) and the Events of Default (as described below) related to those covenants) will continue. (Section 12.01)

        If we choose to exercise our option not to comply with the provisions of the Indenture described above under the captions "Limitations on Liens," "Limitations on Sale and Lease-Back Transactions," "Exempted Indebtedness" and "Merger, Consolidation and Sale of Assets" with respect to any series of debt securities and the series is declared due and payable because of the occurrence of an Event of Default other than a default under these provisions of the Indenture, then the amount of money and Government Obligations on deposit with the trustee will be sufficient to pay amounts payable on the series of debt securities on the due date without acceleration but may not be sufficient to pay amounts due at the time of the acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Events of Default

        "Event of Default" means, with respect to any series of debt securities, any of the following (Section 6.01):

  •
  failure to pay interest on the debt securities of that series, which failure continues for a period of 30 days after payment is due;

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  failure to make any principal or premium payment on the debt securities of that series when due;

  •
  failure to comply with any of our other agreements contained in the Indenture or in the debt securities of that series for 90 days after the trustee notifies us of the failure (or the holders of at least 25% of the outstanding debt securities affected by the failure notify us and the trustee);

  •
  certain events of bankruptcy, insolvency or reorganization of us; or

  •
  acceleration of any indebtedness for money borrowed by us or any of our Restricted Subsidiaries in excess of the greater of $50,000,000 in principal amount or 5% of Consolidated Net Worth.

        In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series. The trustee may withhold notice of any default (except a default in the payment of principal of, and premium, if any, or interest on any debt security or in the making of any sinking fund or purchase fund or analogous payment) if the trustee in good faith determines that it is in the best interest of the holders of that series to do so. (Section 7.02) An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities. Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities and will be described in the applicable prospectus supplement.

        If there is a continuing Event of Default with respect to any series of debt securities, then either the trustee or the holders of at least 25% in aggregate principal amount of that series may require us to immediately repay the principal and accrued interest (or, if the debt securities of that series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) on the affected series. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults waived (except a continuing default in payment of principal of or premium, if any, or interest on the debt securities), by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Section 6.02)

        The trustee may refuse to enforce the Indenture or the debt securities unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

Modification of the Indenture

        Under the Indenture, subject to certain exceptions, our rights and obligations and the rights of the holders of a series of debt securities may be changed with the consent of the holders of not less than a majority in principal amount of each series of debt securities then outstanding. However, none of the following changes is effective against any holder without its consent:

  •
  changing the terms of payment of principal or interest;

  •
  reducing the premium, if any, payable upon redemption;

  •
  changing the currency in which any debt security is payable;

  •
  reducing the amount to be paid upon acceleration of maturity; or

  •
  reducing the percentage required for changes to the Indenture. (Section 10.02)

Reports to the Trustee

        We are required to provide the trustee with an officers' certificate each fiscal year stating that we reviewed our activities during the preceding fiscal year and that, after reasonable investigation and inquiry by the certifying officers, we are in compliance with the requirements of the Indenture and that no default exists or identifying the known defaults. (Section 4.08)

Regarding the Trustee

        We maintain ordinary banking relationships and credit facilities with various banks, including the trustee, Wells Fargo Bank Minnesota, National Association.

PLAN OF DISTRIBUTION

        We may sell the debt securities through underwriters, dealers or agents, or directly to purchasers. The underwriters may also sell the debt securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

        If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

        We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

        Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to this prospectus.

        We cannot guarantee that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, we cannot assure you that any broker-dealer will make a market in the debt securities or that any market for the debt securities will be reasonably liquid or broad. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the applicable prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may have agreements to contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Unless otherwise indicated in a prospectus supplement, the validity of the offered debt securities will be passed upon for us by Briggs and Morgan, Professional Association, Minneapolis, Minnesota, and certain legal matters relating to the offered debt securities will be passed upon for any underwriters or agents by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Sidley Austin Brown & Wood LLP represents us from time to time in connection with certain matters.

EXPERTS

        The consolidated financial statements of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2002 and 2001, and for each of the fiscal years 2002, 2001 and 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the fiscal year 2002 financial statements refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of the beginning of fiscal year 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses of issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$80,900
Legal fees and expenses	150,000
Printing and engraving expenses	50,000
Fees of accountants	100,000
Blue sky fees and expenses	25,000
Fees of trustees	20,000
Rating agency fees	530,000
Miscellaneous	10,000

Total	$965,900

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations. Article V of the registrant's By-Laws provides for indemnification of any director, officer, employee or agent of the registrant, or any person serving in the same capacity in any other enterprise at the request of the registrant, under certain circumstances. Article NINTH of the registrant's Certificate of Incorporation eliminates the liability of directors of the registrant under certain circumstances for breaches of fiduciary duty to the registrant and its shareholders.

        Directors and officers of the registrant are insured, at the expense of the registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

ITEM 16.    EXHIBITS

EXHIBIT NO.	EXHIBIT DESCRIPTION
1.1	Form of Underwriting Agreement.
1.2	Form of Distribution Agreement for Debt Securities.
4	Indenture dated as of August 15, 2003 between PepsiAmericas, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
5	Opinion of Briggs and Morgan, Professional Association.
12	Statement of Calculation of Ratio of Earnings to Fixed Charges.
23.1	Independent Auditors' Consent.
23.2	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5 hereto).
24	Power of Attorney (included on the signature pages hereto).
25
Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank Minnesota, National Association under the Indenture pursuant to which the debt securities registered hereunder are to be issued.

ITEM 17.    UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota, on August 22, 2003.

PEPSIAMERICAS, INC.
By:	/s/ G. MICHAEL DURKIN, JR. G. Michael Durkin, Jr. Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Pohlad and G. Michael Durkin, Jr., and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 22, 2003.

Signature	Title

/s/ ROBERT C. POHLAD Robert C. Pohlad	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ MICHAEL DURKIN, JR. Michael Durkin, Jr.	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ BRENDA C. BARNES Brenda C. Barnes	Director
/s/ HERBERT M. BAUM Herbert M. Baum	Director

/s/ RICHARD G. CLINE Richard G. Cline	Director
/s/ PIERRE S. DU PONT Pierre S. du Pont	Director
/s/ ARCHIE R. DYKES Archie R. Dykes	Director
/s/ JAROBIN GILBERT, JR. Jarobin Gilbert, Jr.	Director
/s/ MATTHEW M. MCKENNA Matthew M. McKenna	Director
/s/ LIONEL L. NOWELL III Lionel L. Nowell III	Director

INDEX TO EXHIBITS

EXHIBIT NO.	EXHIBIT DESCRIPTION
1.1	Form of Underwriting Agreement.
1.2	Form of Distribution Agreement for Debt Securities.
4	Indenture dated as of August 15, 2003 between PepsiAmericas, Inc. and Wells Fargo Bank Minnesota, National Association, as Trustee.
5	Opinion of Briggs and Morgan, Professional Association.
12	Statement of Calculation of Ratio of Earnings to Fixed Charges.
23.1	Independent Auditors' Consent.
23.2	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5 hereto).
24	Power of Attorney (included on the signature pages hereto).
25
Statement of Eligibility and Qualification on Form T-1 of Wells Fargo Bank Minnesota, National Association under the Indenture pursuant to which the debt securities registered hereunder are to be issued.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
PEPSIAMERICAS, INC.
WHERE YOU CAN FIND MORE INFORMATION
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS